Exhibit 99.1

Heritage Announces Details 2022-2023 Catastrophe Reinsurance Program

Tampa, FL – June 6, 2022: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, announced today details regarding the placement of its 2022-2023 catastrophe reinsurance program for its statutory insurance subsidiaries, including Heritage Property Casualty Insurance Company, Narragansett Bay Insurance Company and Zephyr Insurance Company.

2022-2023 catastrophe reinsurance program key points:

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Total consolidated cost of approximately $359.5 million, accounting for 31% of March 31, 2022, premiums-in-force, three points higher than the prior year cost which accounted for 28% of March 31, 2021 premium-in-force.

•	First event reinsurance tower exhaustion points of $1.2 billion for the Northeast, $1.3 billion in the Southeast and $780.0 million in Hawaii with no co-participations in the syndicated program.

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Program and costs include a limit of $100 million from catastrophe bonds issued by our special purpose vehicle, Citrus Re Ltd., which provides multi-year reinsurance protection at a cost of $5.1million.

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First event consolidated loss retention in the Southeast and Hawaii of $40.0 million, and $30.0 million in the Northeast. Individual Insurance companies will be less given the use of captive Osprey Re.

•	Entire program is indemnity based.

•	Florida Hurricane Catastrophe Fund participation of 90%, consistent with the prior year program.

•	Deferred the use of Reinsurance to Assist Policyholders (RAP) program created by the Florida legislature.

“We are pleased to have completed our catastrophe reinsurance program integrating indemnity-based traditional reinsurance and insurance-linked securities.    Our longstanding relationships with existing reinsurers as well as going to the market early contributed to the success of our placement. I was also pleased that the Company’s program had reached a level of maturity making the new RAP program unnecessary to complete the risk transfer. Our super-regional strategy allowed for an orderly placement with our partners in these markets despite deteriorating capacity for Florida risk.”

In addition, Heritage proactively suspended the offering of new personal residential policies in various counties in Florida, effective June 3, 2022, as the Company evaluates the impact of recent legislation on the homeowner’s insurance marketplace and awaits other meaningful and necessary legislative changes in Florida. The Company anticipates that the suspension will be temporary as it is dedicated to the Florida market but will continue to evaluate options and the overall strategy in Florida which could entail additional suspensions or openings.

Financial information, including material announcements about Heritage, is routinely posted on investors.heritagepci.com.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.2 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the benefits of our 2022-2023 catastrophe reinsurance program, the impact of our strategic initiatives, and our suspension of offering of new personal residential policies in various counties in Florida, the temporary nature of such suspension, the impact of Florida legislation, and our overall strategy in Florida.. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contacts:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

Mike Houston

Lambert

HRTG@lambert.com